Exhibit 21.1

SUBSIDIARIES OF GRANDE GROUP LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Grande Capital Limited	Hong Kong SAR	April 6, 2017	100%
Grande Securities Limited	Hong Kong SAR	March 5, 2021	51%